                                                                   Exhibit 10.50
                                                                   -------------

                                   AGREEMENT

     THIS AGREEMENT is made and entered into as of this 6th day of November, 2000 by and among PINNACLE ENTERTAINMENT, INC. ("PINNACLE") and FULL HOUSE, LLC ("FULL HOUSE"), with reference to the following facts:

                                  WITNESSETH

     WHEREAS, Pinnacle and Full House are the sole members of Belterra Resort Indiana, LLC, a Nevada limited liability company ("Belterra") and are parties to the Operating Agreement of Belterra dated on or about December22, 1995, as amended (the "Operating Agreement");

     WHEREAS, Belterra is currently constructing a casino project located in Switzerland County, Indiana (the "Project");

     WHEREAS, the Project consists primarily of a riverboat casino (the "Miss Belterra"), a 200,000 square foot landbased pavilion (including all restaurants, retail areas, showroom and other facilities contained therein), a 308-room hotel, and a championship golf course (the "Project Components");

     WHEREAS, Full House has expressed a desire to sell its membership interest in Belterra to Pinnacle and extinguish all of its rights and obligations in respect of Belterra or its affiliates of any kind or nature, whether arising under the Operating Agreement or otherwise, and Pinnacle is willing to extend to Full House an option to sell its interest to Pinnacle, upon the terms and conditions contained herein;

     WHEREAS, Pinnacle has expressed a desire to acquire Full House's membership interest in Belterra, and Full House is willing to extend to Pinnacle an option to acquire Full House's interest, upon the terms and conditions contained herein;

     WHEREAS, Pinnacle caused Belterra to guarantee certain corporate debt of Pinnacle; Full House asserts that Pinnacle should not have caused Belterra to guarantee such debt but is willing to give its consent to Belterra's guarantees

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of both existing and future debt of Pinnacle in exchange for the consideration payable to Full House under the terms and conditions contained hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pinnacle and Full House incorporate the foregoing recitals in their agreement and further agree as follows:

                                   AGREEMENT
                                   ---------
     1.  FULL HOUSE'S OPTION TO SELL.
         ---------------------------
          (a) Option.  From and after January 1, 2001, Full House shall have an
              ------
option to require Pinnacle to purchase Full House's entire existing 3% membership interest in Belterra (the "Interest"), on the terms that are hereafter set forth, and at a price determined pursuant to Section 1(b) below (the "Put Option"). Full House may exercise the Put Option by tendering written notice to Pinnacle of its exercise of the Put Option. The notice may be given within twenty (20) days after Full House receives a monthly or quarterly financial statement provided as specified in Section 4 hereof. If a monthly or quarterly statement is not received by the 45th day following the end of the period to which it relates (a "Due Date"), such written notice may be given from the Due Date of a statement through the date which is twenty (20) days after Full House receives the statement.

          (b) Purchase Price.  Subject to the adjustments set forth below, the
              --------------
price ("Purchase Price") that Pinnacle shall pay for the Interest shall be (x) assumption of all of Full House's obligations under the Operating Agreement and under that certain Agreement among Full House, Hilton Gaming (Switzerland County) Corporation, and Boomtown Hoosier, Inc., dated as of May 16, 1996, and as to which Pinnacle is the successor in interest to the parties other than Full House, including but not limited to any notes, instruments or evidences of indebtedness issued pursuant to either of such Agreements plus (y) the dollar amount determined by the following formula:

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               .03 X [(6.45 X EBITDA) - Total Project Cost + Undistributed
Income
               where:
               (i)  6.45 is the EBITDA Multiple.
               (ii) EBITDA means an amount computed for the twelve (12) full months immediately preceding the date on which Full House gives notice of its exercise of the Put Option, derived from the net income of Belterra (including operations of the Ogle Haus property) as disclosed on its financial statements provided pursuant to Section 4, below. EBITDA is calculated by adding income taxes, minority interests, net interest expense, depreciation and amortization and all non-recurring items to net income (loss) as determined under generally accepted accounting principles (GAAP) and reported by Pinnacle to its board of directors and lenders. An example of the calculation of EBITDA is set forth in Exhibit B, below. Notwithstanding the foregoing, if the Put Option is exercised at any time prior to January 1, 2002, EBITDA shall be deemed to be Forty-Five Million Dollars ($45,000,000), regardless of Belterra's actual operating results.

               (iii) Total Project Cost means the total net cost of developing and constructing the Project Components, including pre-opening expenses, land acquisition costs, all furniture, fixtures and equipment (including gaming equipment), infrastructure costs, organizational expenses, community grants, capitalized lease obligations not in excess of $1.5 million for financial reporting purposes, acquisition and operational cost of the Ogle Haus motel property through the opening date of the Project , additional costs (net of insurance proceeds) generated by the recent accident affecting the Miss Belterra, if any, plus simple interest ("Imputed Interest") on the Total Project Cost (excluding Imputed Interest) from the date of expenditure through August

                                     Page 3
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31, 2000 at a per annum rate of 10%, and from September 1, 2000 through the opening date of the Project at a per annum rate of 7%. Total Project Cost is currently estimated to be approximately $215,000,000. Anything in this Agreement to the contrary notwithstanding, Total Project Cost shall not include charges relating to Pinnacle's corporate overhead or items that did not directly relate to the Project. Total Project Cost shall be computed based on the cost accounting methods and principles employed in calculating "Property plant and equipment CIP" as shown in the Consolidated Balance Sheet prepared as of August 31, 2000 and attached hereto as Exhibit C, except that capitalized interest shall not be considered in view of the above allowance for Imputed Interest and no maintenance capital expenditures shall be included in the determination of Total Project Cost. No changes to the items included in determining Total Project Cost from the items set forth in such consolidated balance sheet and accompanying trial balance shall be made without the prior written consent of Full House. Full House shall have the right to audit the books and records of Belterra and its affiliates, including but not limited to accountants' work papers, to confirm that the Total Project Cost figure provided by Belterra does not include Pinnacle's corporate overhead or other amounts not properly chargeable to Belterra and that it has been determined consistently with the August 31, 2000 consolidated balance sheet and accompanying trial balance; provided, however, that such audit or review to be conducted at the sole expense of Full House and during reasonable business hours. Such audits shall be completed, and any disputes relating to the computation of Total Project Cost communicated in writing to Pinnacle, not later than one year following the date on which Pinnacle certifies to Full House the amount of the Total Project Cost.

               (iv) Undistributed Income shall be an amount equal to the accumulated income of Belterra, determined in accordance with GAAP applied

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consistently between periods, before deducting minority interests and interest expense, and without regard to positive or negative nonrecurring items, through the effective date of the exercise of the Put Option or the Call Option, as applicable, reduced by all distributions made to the Members by Belterra through such effective date (whether for tax payments or otherwise) provided however, that (x) in lieu of any actual interest paid, accrued or recorded by Belterra, Imputed Interest shall be deducted at the rate of seven percent (7%) per annum on Total Project Cost, (y) in lieu of any deductions for depreciation, maintenance capital expenditures, as determined in accordance with customary and reasonable practice in the gaming industry, shall be deducted and (z) as of the beginning of each calendar quarter commencing January 1, 2001, the Undistributed Income amount shall be increased by a credit equal to seven percent (7%) per annum simple interest, determined on the outstanding balance of Undistributed Income at the beginning of the preceding calendar quarter less the cash distributions made to Full House during such calendar quarter, such distributions to be taken into account if, as and when made. Notwithstanding the foregoing, Undistributed Income shall not be reduced by any items of corporate overhead, and shall be reduced by charges for common services and facilities rendered by any other member of the Pinnacle Group only in accordance with the principles and procedures set forth in Exhibit D, below. Full House shall have the right to audit the books and records of Belterra and its affiliates, including but not limited to accountants' work papers, to confirm that the Undistributed Income figures provided by Belterra do not include Pinnacle's corporate overhead or other amounts not properly chargeable to Belterra, provided, however, that such audit or review to be conducted at the sole expense of Full House and during reasonable business hours. An example of the determination of Undistributed Income is attached as Exhibit B annexed hereto and made a part of this Agreement.

                                     Page 5
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               (vi) By way of example, assume that Full House exercises its Put
Option in July, 2002 having received the June 30, 2002 financial statement of Belterra. The financial statements show trailing 12-month EBITDA at $47,500,000. Total Project Cost through June 30, 2002 has been determined to be $215,000,000. Undistributed Income from opening through second quarter 2002, computed with all adjustments required by clause (iv), above, but before deducting distributions, totals $35,000,000, of which $14,000,000 has been distributed to the members, leaving Undistributed Income at $21,000,000. Full House will be entitled to receive a Purchase Price determined as follows: .03 x [(6.45 x 47,500,000) - $215,000,000 + $21,000,000]; the Purchase Price is therefore 3 percent of $112,375, 000, or $3,371,250. Assuming that Full House has received the deposit of $200,000 as described in Sections 1 and 2(c), the final balance due would be $3,171,250.

               (vii) If Full House's exercise of a Put Option occurs on a date when a monthly or quarterly financial statement of Belterra is due but has not been delivered, the price payable under the exercise shall be the higher of (x) the price calculated using the data disclosed in the most recently delivered statements or (y) the price calculated using the data disclosed in the delinquent financial statements when they are delivered.

          (c) Payment of Purchase Price.  The Purchase Price shall be paid as
              -------------------------
follows: (i) a deposit of $200,000 shall be payable $50,000 upon execution of this Agreement and an additional $50,000 on or before March 1, 2001, September 1, 2001 and March 1, 2002; and (ii) the balance in cash (including any unpaid portion of the deposit) within thirty (30) days after receipt by Pinnacle of Full House's notice of its exercise of the Put Option, and upon receipt of an assignment of Full House's entire membership interest in Belterra, in the form annexed hereto as Exhibit A. There shall be no other conditions precedent to Pinnacle's obligation to pay the Purchase Price.

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          (d) The parties recognize that Belterra is now undertaking the construction and future operation of a golf course as part of the Project, and that such golf course will probably not be ready for revenue-producing operation for a number of months. If either the Put Option or the Call Option described in Section 2, below, is exercised at a time when the financial statements from which 12-month trailing EBITDA and Total Project Cost are computed do not reflect a full 12 months' period of operation of the golf course, then Total Project Cost and EBITDA shall be determined without regard to the cost or results of operations of the golf course. All computations required by this paragraph shall be made in accordance with the principles and criteria set forth in the foregoing provisions of this Section 1 and in accordance with Exhibit D, below.

          (e) The parties further recognize that Belterra and Pinnacle may desire to make capital expenditures for improvements, additions and betterments (collectively "Improvements") to the Project following the Opening Date that do not constitute maintenance capital expenditures, including, by way of example, an expansion of the existing hotel facility. Both the costs and the operations attributable to such Improvements shall be taken into account in determining Total Project Cost, EBITDA, and Undistributed Income, in accordance with the foregoing provisions of this Section 2; provided, however, that (i) the capital expenditures attributable to the Improvements shall not be reflected in Total Project Cost until the Improvements are actually placed in service (ii) if either the Put Option or the Call Option is exercised at a time when the financial statements provided pursuant to Section 1(a), above, do not reflect a full twelve months' operation of the Improvements, a fraction of Total Project Cost shall be taken into account, the numerator of which is the number of months of operation of the Improvements reflected in the financial statements, and the denominator of which is twelve (12).

     2.  PINNACLE'S OPTION TO ACQUIRE.
         ----------------------------

                                     Page 7
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          (a) Option.  From and after the Operative Date set forth in the next
              ------
sentence, Pinnacle shall have an option to require Full House to sell Full House's entire existing 3% membership interest in Belterra to Pinnacle (the "Call Option"). Pinnacle may exercise the Call Option by tendering written notice to Full House of its exercise of the Call Option within ten (10) days after delivery to Full House of the quarterly financial statement specified in
Section 4 hereof. The Operative Date shall be January 1, 2004 unless prior to January 1, 2004 legislation is enacted by the State of Indiana authorizing the conduct of full dockside gaming, in which event the Operative Date shall be the later of (i) January 1, 2004 or (ii) the end of the calendar quarter in which occurs the second anniversary of the effective date of such legislation.

          (b) Price.  The Purchase Price shall be determined in accordance with
              -----
the provisions of Sections 1(b)(i) and (ii) hereof.

          (c) Payment of Purchase Price.  The Purchase Price shall be paid as
              -------------------------
follows: (i) a deposit of $200,000 shall be payable $50,000 upon execution of this Agreement and an additional $50,000 on or before March 1, 2001, September 1, 2001 and March 1, 2002; and (ii) the balance in cash (including any unpaid portion of the deposit) within thirty (30) days after receipt by Full House of Pinnacle's notice of its exercise of the Call Option, and upon receipt of an assignment of Full House's entire membership interest in Belterra, in the form annexed hereto as Exhibit A. There shall be no other conditions precedent to Pinnacle's obligation to pay the Purchase Price.

     3.  BELTERRA'S GUARANTEE OF PINNACLE CORPORATE DEBT.
         -----------------------------------------------
          (a) On and subject to the terms hereof, Full House hereby ratifies and consents to the guarantee by Belterra of the following corporate debt of Pinnacle in existence as of the date hereof:

               (i) Bank Credit Facility in the amount of $200,000,000 (with an option to increase to $300,000,000), expiring in 2003;
               (ii) 350,000,000 of 9.25% Senior Subordinated Notes due 2007;

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               (iii)  $125,000,000 of 9.5% Senior Subordinated Notes due 2007.

          (b) Full House further agrees that such ratification and consent shall extend to Pinnacle causing Belterra to guarantee (as well as provide a pledge of or security interest in any of the assets of Belterra) any and all modifications of the foregoing debt, any replacements of such debt and any and all future corporate debt of Pinnacle (and/or the debt of its affiliated companies or entities, including without limitation, Harveys Casino Resorts ("Harveys") and its affiliates, assuming the proposed merger of Pinnacle and Harveys is consummated) regardless of amount, provided that such debt is at generally prevailing market rates and is duly approved by the issuing entity's board of directors, as certified by the secretary or president of the company; provided, however, in the event that Full House determines, in its sole and unreviewable discretion, that any additional debt to be incurred by Pinnacle and guaranteed by Belterra is not in the best interests of Belterra, then Full House's sole remedy shall be to immediately exercise the Put Option granted to it pursuant to
Section 1 hereof. In order to assure Full House's ability to fully enjoy its right to immediately exercise the Put Option, as provided above, it is understood and agreed that the January 1, 2001 initial date set forth in Section 1 hereof shall not apply to any exercise by Full House of the Put Option following notice to Full House of additional debt to be incurred by Pinnacle and guaranteed by Belterra which Full House determines, in its sole and unreviewable discretion, not to be in the best interests of Belterra. It is further understood and agreed that future lenders to Pinnacle may and will rely upon the provisions set forth herein without the necessity of obtaining any further consent or approval from Full House.

     4.  FINANCIAL STATEMENTS.
         --------------------
          From and after the opening of the Project, Belterra shall provide to Full House unaudited monthly and quarterly financial statements of Belterra including a balance sheet and a profit and loss statement, prepared in accordance with generally accepted accounting principles, substantially

                                     Page 9
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identical to, consistent with, and included in the consolidated financial statements of Pinnacle provided to Pinnacle's Board of Directors and lenders.

     5.  EFFECT ON OPERATING AGREEMENT.
         -----------------------------
          Upon the effective date of the exercise of either the Put Option or the Call Option provided above, Full House's economic interest in the profits and losses of Belterra shall cease and terminate, except with respect to the rights to payment specifically provided in this Agreement. However, unless otherwise provided herein, the Operating Agreement shall remain in full force and effect, and unmodified in accordance with its terms.

     6.  MISCELLANEOUS PROVISIONS.
         ------------------------
          (a) Notice.  All notices, requests, demands and other communications
              ------
required or permitted hereunder, shall be in writing and shall be deemed to have been duly given when received. Notice shall be delivered either by hand, facsimile (with appropriate confirmation of receipt), certified mail return receipt requested with postage prepaid, or overnight courier service, addressed to the recipient party at the addresses specified on the signature page hereto, or such other address as may be designated by notice given in accordance with the provisions of this Section.

          (b) Entire Agreement; Further Assurances.  This Agreement constitutes
              ------------------------------------
the entire agreement between the parties hereto with respect to the specific subject matter herein and supersedes all prior agreements and undertakings, both written and oral, with respect to the specific subject matter hereof. Each of the parties hereby mutually agrees to deliver all such other documents and to do and perform all such other acts as may reasonably be required from time to time in connection with this Agreement or to implement or carry out the terms hereof.

          (c) Representations and Warranties.  To induce each party hereto to
              ------------------------------
enter into this Agreement, each party represents and warrants to the other party

                                    Page 10
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(i) that it is duly authorized to enter into and perform each of its promises and agreements, as herein set forth ("Promises and Agreements"); and (ii) that said Promises and Agreements are valid and existing obligations of such party which are enforceable in accordance with the terms hereof.

          (d) Amendment.  This Agreement may be amended, superseded, canceled,
              ---------
renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto, and it shall not be reasonable for any party to rely on any oral statements or representations made by any other party.

          (e) No Admission.  The execution of this Agreement shall not be deemed
              ------------
an admission of any wrongdoing, liability or unlawful conduct on the part of Pinnacle, Belterra, Full House or House, or their respective affiliates, divisions, officers, employees, agents, successors or assigns.

          (f) Successors and Assigns.  This Agreement shall inure to the benefit
              ----------------------
of, and be binding upon, Full House and its respective successors and permitted assigns and Pinnacle, and its respective successors and assigns. In the event that Pinnacle engages in any corporate reorganization, merger, spin-off or other transaction which results in an assumption of its obligations by operation of law or contract, or the loss of its corporate existence or results in the Project being operated by an entity other than Belterra, it shall take all appropriate steps to inform the successor entity of the existence and nature of this Agreement.

          (g) Waiver.  No waiver of any term or condition of this Agreement
              ------
shall be construed as a waiver of any other term or condition; nor shall the waiver of any default under this Agreement be construed as a waiver of any other default; nor, unless otherwise provided in this Agreement as to timing, shall any delay or omission of any party to exercise any right hereunder in any manner waive such right or impair the exercise of such right thereafter.

          (h) Headings.  The headings contained in this Agreement are for
              --------

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reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (i) Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

          (j) Legal Fees.  Each party to this Agreement agrees to be solely
              ----------
responsible for its respective legal fees and disbursements and other expenses incurred by such party in connection with the negotiation and preparation of this Agreement and in connection with any disputes, claims, litigation and other matters relating to this Agreement.

          (k) Disputes.  Any controversy or claim arising out of or relating to
              --------
this agreement, or the breach thereof (collectively, "disputes"), shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction
thereof.  The place of arbitration shall be Cincinnati, Ohio.   In addition to,
and not in limitation of, any and all rights that the parties may have under the Commercial Arbitration Rules to conduct discovery prior to the hearing or trial of the dispute, the parties hereby agree that they shall have the same rights of pretrial discovery that would be accorded to them under the Federal Rules of Civil Procedure, and the Local Rules of the United States District Court in Cincinnati, Ohio, if the disputes were the subject of a civil action pending in that United States District Court; provided, however, that all disputes regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. In the absence of actual fraud, the determinations of the arbitrators with regard to matters of both fact and law shall be conclusive.

          (l) Governing Law.  The rights of the parties to this agreement shall
              -------------
be governed by, and it shall be construed and interpreted in accordance with,

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the internal laws of the State of Indiana, without regard to any principles of conflict of laws.

          (m) Mutual General Release.  The parties shall execute a mutual
              ----------------------
general release, in the form annexed hereto as Exhibit E, upon the execution of this Agreement.

          (n) Indemnification of Full House, etc.  Pinnacle shall indemnify and
              ----------------------------------
hold harmless Full House and all of its officers, directors, members, subsidiaries, affiliates, insurers, servants, employees, attorneys, agents, assigns, representatives, and successors, and anyone claiming under or through them, or any of them, directly or indirectly, including without limitation, John
M. House, Barbara P. House, Michael P. House, John M. House, Jr. and Edward N. House (collectively, the "Indemnified Parties") from all or any manner of claims, liabilities, losses, damages or expenses (collectively "Losses") arising out of the execution, performance, or asserted breach by any of the Indemnified Parties of (i) the Operating Agreement, as amended through the Closing Date,
(ii) that certain Agreement among Full House, Hilton Gaming (Switzerland County) Corporation, and Boomtown Hoosier, Inc., dated as of May 16, 1996, or (iii) the planning, development, construction, and operation of the Project, and any contract, promise, agreement or understanding relating thereto and (iv) any actions in the nature of consulting services undertaken by John M. House, whether before or after the execution and delivery of this Agreement, at the request of Pinnacle, except for gross negligence or willful misconduct with respect to any of the matters described in clauses (i) through (iv) that has occurred on or before or will occur after the date of this Agreement. Pinnacle shall reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses. The obligations of Pinnacle under this Section 6(n) shall not be terminated or modified in any manner that would adversely affect any Indemnified Party without the consent of each affected Indemnified Party, it being expressly understood and agreed that each Indemnified Party is a

                                    Page 13
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third-party beneficiary of this Section.  In the event Pinnacle or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity following such consolidation or merger or (ii) transfers all or substantially all of its assets to any person, then in each such case proper provision shall be made so that the successors and assigns of Pinnacle shall assume the obligations set forth in this Section.

                                    Page 14
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     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

330 N. Brand Boulevard, Suite 1100 PINNACLE ENTERTAINMENT, INC. Glendale, California 91203-2308
Attn:  President
Facsimile No.:  818-662-5901        By: /s/ Paul R. Alanis
                                        ---------------------
                                    Its:President
                                        ---------------------


1015 W. 116th Street                FULL HOUSE, LLC
Carmel, Indiana  46032
Facsimile No.:  317-575-1155
                                    By:/s/John M. House
                                       ----------------------
                                    Its: Member
                                         --------------------

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